CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 19 to the registration statement on Form N-6 (the “Registration Statement”) of our report dated February 15, 2010 relating to the consolidated financial statements of The Northwestern Mutual Life Insurance Company, and the incorporation by reference of our report dated February 18, 2010, relating to the financial statements of Northwestern Mutual Variable Life Account, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Statements of the Account” in such Statement of Additional Information.

/s/PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin

April 27, 2010